Exhibit 99.1
A Letter from the ChromaDex Chief Executive Officer

IRVINE, Calif., Feb. 23, 2017 (GLOBE NEWSWIRE) - The following is issued on behalf of ChromaDex:

Dear Fellow Shareholders:

In January 2016, I issued a shareholder letter wherein I described in some detail my enthusiasm surrounding the enormous commercial opportunity we have with our patented NIAGEN® nicotinamide riboside (NR), a next-generation form of Vitamin B3 with what I believe has blockbuster potential in the emerging category of NAD+ (nicotinamide adenine dinucleotide) precursors.

What makes NR unique is its scientifically proven ability to increase production of the co-enzyme, NAD+. As we age, NAD+ levels decline. Such declines have been implicated in mitochondrial dysfunction and poor cellular energy metabolism, whereas increases in NAD+ levels are consistently being linked to improved mitochondrial function. Recent publications have reported the beneficial impact of NAD+ on conditions as far ranging as glaucoma to chemotherapy-induced neuropathy. This ever growing body of evidence demonstrating the importance of NAD+ is key to keep in mind when considering the potential value of NIAGEN®.

2016 saw continued growth in the number of published research studies, as well as subsequent media attention regarding NR and NAD+ and their importance in healthy aging.   In fact, since the launch of NIAGEN®, there have been more than 60 published studies involving NR.  During the same time, there were nearly 500 studies that have published referencing NAD+ and aging. To support the education of the general public on these new, but growing areas of interest, we are helping to develop and curate an educational website, www.aboutnr.com, which is devoted entirely to education on the topics of NR and NAD+. With the help of many of the world’s foremost research authorities on these topics, we believe this site will become the scientifically-validated, information hub for NR and NAD+ education.

We believe NIAGEN® will eventually become part of an important nutrient deficiency story similar to vitamin C, vitamin D, folic acid, Co-Enzyme Q-10, and omega-3 fatty acids (DHA and EPA). Ingredients that address nutrient deficiencies are among the largest in the ingredient market, and are currently estimated to have a value between $2 billion and $2.5 billion as reported by Nutritional Business Journal.

These blockbuster vitamins and ingredients are commonly found in many mainstream consumer products including food, beverage, supplements, multi-vitamins, early-life nutrition, medical food, skin care, sports nutrition, and even pharmaceutical products. We believe NIAGEN® is on track to become the next blockbuster ingredient, and as such, we expect it will eventually be incorporated in all of these types of products.

Many blockbuster vitamins and ingredients that have a high level of customer awareness also have a substantial number of published research and clinical studies validating their safety and health benefits. In fact, there is a strong correlation showing that the higher the number of published studies on an ingredient, the higher the amount of revenue the ingredient ultimately generates.

Over the past three years, we have established over 100 collaborative agreements with leading universities and research institutions to study the safety and efficacy of NIAGEN®. To put this into perspective, a typical new ingredient is fortunate to have five or six collaborative studies in the first three years. I am not aware of any other vitamin or ingredient in recent history that has been the subject of such tremendous interest at the research level at such an early stage in its lifecycle. Simply put, I believe this level of scientific interest in NIAGEN® may be an enormous early validation of its blockbuster potential. It is also important to note that ChromaDex is not bearing the cost of these studies, which we estimate could surpass $40 million. Moreover, we expect the number of collaborative research studies for NIAGEN® will continue to increase.

The number of studies of NIAGEN® showing positive effects are approaching an inflection point where peer-reviewed published clinical data are likely to result in additional commercial opportunities for NIAGEN®.

All indications point to 2017 being a pivotal year for ChromaDex in both continued published research and business development activity. We believe positive data from both human and animal studies will deepen the validation of NIAGEN® safety, function, applications and efficacy, and become a primary driver in ChromaDex’s striking business development deals and substantial revenue opportunities with large consumer product companies.

There are currently twelve human clinical studies on nicotinamide riboside (NR) that are in various phases that can be found on clinicaltrials.gov.

While NIAGEN® is used in all of these studies, two are fully sponsored by ChromaDex:

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Results from ChromaDex’s (KGK Synergize) first completed human clinical trial of NIAGEN® along with an animal study component, were published in Nature Communications in October 2016. The studies confirmed that NIAGEN® is safe and can significantly elevate NAD+ more efficiently than other forms of Vitamin B3.

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ChromaDex’s (KGK Synergize) second study is a 140 participant trial that will evaluate the effect of repeated doses of NIAGEN® on NAD+ metabolite concentrations in blood, urine and muscle in healthy adults. This study will evaluate the impacts of 3 dose levels of NIAGEN® compared to a placebo. One quarter of subjects will receive the low dose of NIAGEN® (100 mg), one quarter will receive the moderate dose of NIAGEN® (300 mg), one quarter will receive the higher dose of NIAGEN® (1000 mg) and one quarter will receive the placebo. The recruitment and dosing portions of the trial are currently in the final stages as the last participant is currently on study.

Four studies have been completed and are awaiting publication:

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University of Washington - to assess the pharmacokinetics (PK) of NR at a maximum dose of 1,000 mg as well as the safety and tolerability of NR. Also to determine if NR significantly raises NAD levels.

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University of Colorado, Boulder - to assess the efficacy of supplementation with the NAD+ precursor compound, NR, for improving physiological function (vascular, motor, and cognitive) in healthy middle-aged and older adults.

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Aarhus University Hospital/University of Copenhagen - to assess the pharmacokinetics (PK) of NR.

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Elysium Health/KGK Synergize - to assess the safety, tolerability and potential health benefits of the dietary supplement, Basis. There will be two doses of Basis compared to a placebo. One third of subjects will receive the low dose Basis, one third will receive the higher dose Basis and one third will receive placebo.

Five studies are in the recruiting process:

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Mayo Clinic / Thorne Research - to asses if NR (750 mg/day for 12 weeks) affects the levels of NAD+ in the brain as measured by 31P MRS in collegiate football linemen.

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Maastricht University Medical Center Netherlands - to assess the effects of 6 week NR supplementation (1000 mg/day) on metabolic health in healthy (pre)obese humans. The primary objective will be hepatic and whole body insulin sensitivity. Secondary objectives, to provide information about the underlying mechanism, will be muscle mitochondrial function, brown fat activity, ectopic lipid accumulation, energy metabolism, cardiovascular risk parameters, body composition and acetylcarnitine levels.

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NIH-NHLBI - to assess if taking NR will have the same healthy immune system effects as fasting. To further assess if these good effects continue even after resumed eating.

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University of Birmingham (UK) - to assess the physiological consequences of elevating NAD+ availability using NR supplementation in skeletal muscle tissue, and examine its effect upon muscle metabolic phenotype.

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Aarhus University Hospital/University of Copenhagen - to assess the effect of NIAGEN® NR on substrate metabolism, insulin sensitivity, and body composition in obese men.

One study is in the development stage and has yet to beginning recruiting subjects:

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University of Texas San Antonio – to assess the effects of NR on NAD levels and brain function, including cognition and blood flow in people diagnosed with mild cognitive impairment (MCI).

It should be noted that these last 10 studies each have a varying degree of ChromaDex involvement and we will not be in full control of recruiting, executing, reporting and publication of the study data.

ChromaDex is one step closer to the Pharmaceutical opportunity of NIAGEN®.

In addition to an abundance of markets in consumer product applications for NIAGEN®, there may also be significant opportunity in pharmaceutical applications. Numerous pre-clinical studies have been published by distinguished researchers which speak to the potential of NR as a therapy for a various age-related diseases such as cancer, neuro-degenerative diseases, mitochondrial dysfunction, obesity, and cardio vascular disease.

We have been working closely with the NIH under a collaborative agreement on a therapeutic indication for NR as a treatment of a rare pediatric orphan disease, Cockayne Syndrome.  We completed a pre-IND meeting with the U.S. Food and Drug Administration (FDA) last November and we expect to file an IND application with the FDA in 2017.

Yesterday, we announced that University of Iowa researchers have published an animal study on NR in the prestigious Journal of the International Association for the Study of Pain (PAIN) revealing NR as an effective tool in relieving chemotherapy induced peripheral neuropathy (CIPN) pre-, during, and post-treatment with a common anticancer agent – paclitaxel. As the American Society of Clinical Oncology has issued a position paper that there is an unmet need for treatments that can alleviate CIPN, I believe this has potential to be a very significant business opportunity for NIAGEN®.

Revenue growth is always important, but our focus is on the significant untapped markets for NIAGEN®.

We completed 2016 with momentum, recently announcing preliminary revenue in Q4 2016 of approximately $5.6 million, an increase of approximately 29% as compared to $4.4 million in Q4 2015.  Importantly, no single customer accounted for more than 11% of total expected revenue in Q4 2016.

Full-year 2016 revenue is expected to be approximately $26.8 million, an increase of approximately 22% as compared to $22 million for full-year 2015.

While we have experienced significant revenue growth, I want to stress that we are in the early stage of commercial development for NIAGEN®. As we anticipated, thus far we have only penetrated the early-adopting product companies strictly within the dietary supplement market.
While pre-clinical [animal] studies, such as the ones mentioned above, may drive media attention and build consumer awareness, I believe peer-reviewed published human studies will be the key for a natural transition of our customer base from the early adopters to large mainstream consumer product companies. This transition has played out many times before with other well-known blockbuster vitamins and ingredients.

We have been actively engaged with numerous large multi-national consumer product companies with respect to commercial opportunities for NIAGEN® being included and featured in a number of branded consumer products within extremely large product categories.

Following the playbook of other well-known blockbuster vitamins and ingredients, we are progressing through the safety, clinical and regulatory hurdles that would allow NIAGEN® to be included in consumer products within the following segments:

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Dietary Supplements (Complete)
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Sports Nutrition (Complete)
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Functional Food & Beverage
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Medical Food
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Early-Life Nutrition
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Skincare and Cosmetics
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Pharmaceuticals

Additionally, as studies generate more published human data, we are developing regulatory dossiers for NR registration in key international markets. We are in varying stages of the respective registration processes in Canada, Australia and the EU.

I will end this letter with the same conclusion I reached in the January 2016 shareholder letter:

I am convinced more than ever that ChromaDex has an extraordinary opportunity to create substantial shareholder value with our patented NIAGEN® nicotinamide riboside.  I believe a new vitamin or ingredient of this magnitude is the type of opportunity that does not come along very often.  All of the important pieces of the puzzle are systematically falling into place, creating a perfect storm that may allow NIAGEN® to become the next blockbuster ingredient.

On behalf of ChromaDex's management, Board of Directors, and employees, I want to personally thank you for your continued support.

Sincerely,

Frank Jaksch
Founder & CEO

Forward-Looking Statements:

This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements related to future commercial opportunities for NIAGEN®, whether www.aboutnr.com will become the scientifically-validated, information hub for NR and NAD+ education, the ability of NR to increase production of NAD+, whether NIAGEN® will become the next blockbuster ingredient, whether the number of collaborative research studies for NIAGEN® will increase, the timing and results of future studies, whether positive data from clinical studies will result in business development deals and revenue opportunities, the potential for NIAGEN® to be used in pharmaceutical applications, the timing and results of future regulatory filings in the U.S. and other countries, unaudited financial results, whether human studies will grow the customer base to include large mainstream consumer product companies, and whether NIAGEN® will be included in consumer products in certain consumer segments. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as "expects", "anticipates", "intends", "estimates", "plans", "potential", "possible", "probable", "believes", "seeks", "may", "will", "should", "could" or the negative of such terms or other similar expressions. More detailed information about ChromaDex and the risk factors that may affect the realization of forward-looking statements is set forth in ChromaDex's Annual Report on Form 10-K for the fiscal year ended January 2, 2016, ChromaDex's Quarterly Reports on Form 10-Q and other filings submitted by ChromaDex to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and actual results may differ materially from those suggested by these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement and ChromaDex undertakes no obligation to revise or update this letter to reflect events or circumstances after the date hereof.